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                                                                 Exhibit 11
                              J. C. PENNEY COMPANY, INC.
                            and Consolidated Subsidiaries

                      Computation of Net Income Per Common Share
                  _________________________________________________
                  (Amounts in millions except per common share data)





                                                   26 Weeks Ended
                                  _____________________________________________
                                      July 31, 1999           Aug. 1, 1998
                                  ______________________   ____________________
                                   Shares         Income    Shares      Income
                                  _________     ________   _______    _________

     Basic
     -----

     Net income                                  $   206                $   201
     Dividend on Series B ESOP
       convertible preferred stock
       (after-tax)                                   (18)                   (18)
                                                 _______                _______
     Adjusted net income                             188                   183

     Weighted average number of
       shares outstanding             258.2                252.9
                                      _____      _______   _____        _______
                                      258.2      $   188   252.9        $   183
                                      =====      =======   =====        =======


     Net income per common share                 $  0.73                $  0.73
                                                 =======                =======




     Diluted
     -------

     Net income                                  $   206                $   201
     Dividend on Series B ESOP
       convertible preferred stock
       (after-tax)                                   (18)                     -
     Assumed additional contribution
        to ESOP if preferred stock is
       fully converted                                 -                     (1)
                                                 -------                -------
     Adjusted net income                             188                    200

     Weighted average number of
       shares outstanding (basic)     258.2                252.9
     Dilutive common stock equivalents:
       Stock options and other
       dilutive effect                  0.6                  2.3
     Convertible preferred stock          -                 17.0
                                      _____      _______   _____        _______
                                      258.8      $   188   272.2        $   200
                                      =====      =======   =====        =======


     Net income per common share                 $  0.73                $  0.72
                                                 =======                =======